Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3, filed on the date hereof, and related prospectus of Star Scientific, Inc. and its Subsidiaries (the “Company”) for the registration of 16,299,940 shares of its common stock and to the incorporation by reference therein of our reports dated March 17, 2008, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2007, filed on March 17, 2008.

/s/ Aidman, Piser & Company, P.A.
Tampa, Florida
April 3, 2008